EXHIBIT 99.1

Steelcase Reports Second Quarter Results

Americas Posts Strong Operating Performance; Continued Disruption in EMEA

GRAND RAPIDS, Mich., Sept. 23, 2014 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported second quarter revenue of $786.7 million and net income of $30.5 million, or diluted earnings per share of $0.24. Excluding restructuring costs, adjusted earnings were $0.27 per share. In the prior year, Steelcase reported $757.6 million of revenue, diluted earnings per share of $0.22 and adjusted earnings of $0.24 per share.

Organic revenue growth over the prior year was 3 percent after adjusting for favorable currency translation effects. In the Americas, organic revenue growth was 4 percent. The EMEA segment posted an organic revenue decline of 4 percent. The Other category posted organic revenue growth of 13 percent, with PolyVision, Designtex and Asia Pacific all contributing to the growth.

Current quarter operating income of $52.8 million compares to operating income of $52.0 million in the prior year. Excluding restructuring costs, second quarter adjusted operating income of $59.2 million improved modestly compared with adjusted operating income of $55.3 million in the prior year. Operating leverage from the revenue growth and benefits of improved pricing in the Americas was partially offset by approximately $9 million of disruption and inefficiencies associated with the manufacturing footprint changes in EMEA.

"We were very pleased with the rebound in Americas performance compared to the prior quarter," said Jim Keane, president and CEO. "This strong performance in the Americas, driven again by strong project business, helped to offset the losses in EMEA, where our teams continue to implement the required business model changes in Europe."

Cost of sales of 68.1 percent of revenue in the current quarter increased 30 basis points compared to the prior year. In the Americas, cost of sales of 65.6 percent was flat in the second quarter compared to the prior year, a significant improvement compared to the year-over-year increase of 70 basis points experienced in the first quarter. In the current quarter, the year-over-year benefits of operating leverage from the revenue growth and improved pricing in the Americas were offset by the impact of a higher mix of project business and higher freight and distribution costs. In EMEA, cost of sales increased by 330 basis points driven largely by disruption and inefficiencies associated with the manufacturing footprint changes. The Other category cost of sales improved by 100 basis points over the prior year, largely driven by better absorption of fixed costs associated with the revenue growth.

Operating expenses were $191.4 million in the second quarter, an increase of $2.5 million over the prior year. This increase was due to higher variable compensation expense. As a percentage of revenue, operating expenses improved by 50 basis points.

Restructuring costs of $6.4 million in the current quarter included costs primarily related to the manufacturing footprint changes in EMEA. The company announced in August a proposed transfer of its Wisches, France facility to a third party, and the majority of the costs associated with the transfer are expected to be recognized during the second half of the current fiscal year, with the timing dependent on the completion of the applicable legal requirements.

Investment income of $0.5 million in the second quarter compared to an investment loss of $1.8 million in the prior year, which included losses on variable life company-owned life insurance (COLI). Other income, net in the second quarter of $3.2 million increased $2.6 million compared to the prior year, primarily due to lower foreign exchange losses and higher equity in income of unconsolidated ventures.

Cash, short-term investments and the cash surrender value of COLI totaled $387 million and total debt was $286 million at the end of the second quarter.

"Excluding the impact of incremental disruption and inefficiencies associated with the manufacturing footprint changes in EMEA, the underlying operating results for that segment improved compared to the prior year, despite a 4 percent organic revenue decline in the quarter," said Dave Sylvester, senior vice president and CFO. "Some of this improvement was driven by overhead absorption associated with a large project which was manufactured in the first half of the year and for which revenue is expected to be recognized beginning in the third quarter, but the balance of the improvement is linked directly to our sales and distribution strategies and various cost reduction efforts."

Outlook

All business segments posted positive order growth in the second quarter. Compared to the prior year, Americas orders grew 2 percent and EMEA orders grew approximately 10 percent. Both segments had strong backlog at the end of the second quarter fueled by continued strength in project business. The company expects third quarter fiscal 2015 revenue to be in the range of $810 to $835 million, which reflects expected organic revenue growth in the range of 4 to 7 percent over the prior year. The company reported revenue of $784.8 million in the third quarter of fiscal 2014.

"The second quarter order growth of 2 percent in the Americas included a significant decline in one particular region, which faced a very strong prior year comparison," said Mr. Sylvester. "Across all other regions in the Americas, second quarter order growth averaged approximately 8 percent."

Steelcase expects to report diluted earnings between $0.20 to $0.24 per share for the third quarter of fiscal 2015. This estimate includes approximately $0.04 per share of restructuring costs but does not include any restructuring costs associated with the proposed transfer of the Wisches facility due to the uncertainty of the timing of such costs. Adjusted for the estimated restructuring costs, the company expects to report adjusted earnings between $0.24 to $0.28 per share. The estimates also include approximately $9 million of disruption and inefficiencies associated with the manufacturing footprint changes in EMEA, an unfavorable shift in business mix and higher operating expenses on both a sequential and year-over-year basis associated with various product development and growth initiatives and a biennial dealer conference in the Americas. Steelcase reported diluted earnings per share of $0.18 and adjusted earnings per share of $0.19 in the third quarter of fiscal 2014.

"Our employees did a terrific job delivering strong results, while also launching new products and continuing restructuring efforts to improve our future capabilities," Jim Keane said. "We will work together to take on similar challenges in the third quarter, as we continue to build a stronger Steelcase, ready to serve the changing needs of our customers around the world."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	August 29,	August 23,		August 29,	August 23,
	2014	2013	% Change	2014	2013	% Change

Revenue
Americas (1)	$ 580.3	$ 558.7	3.9%	$ 1,086.6	$ 1,037.5	4.7%
EMEA (2)	131.1	132.4	(1.0)%	278.7	259.1	7.6%
Other (3)	75.3	66.5	13.2%	144.5	128.1	12.8%
Consolidated revenue	$ 786.7	$ 757.6	3.8%	$ 1,509.8	$ 1,424.7	6.0%

Operating income (loss)
Americas	$ 80.1	$ 78.3		$ 133.3	$ 117.0
EMEA	(21.7)	(15.1)		(29.4)	(25.4)
Other	3.4	1.1		3.4	3.0
Corporate (4)	(9.0)	(12.3)		(18.1)	(22.2)
Consolidated operating income	$ 52.8	$ 52.0		$ 89.2	$ 72.4

Operating income percent	6.7%	6.9%		5.9%	5.1%

Revenue Mix
Americas (1)	73.7%	73.7%		72.0%	72.8%
EMEA (2)	16.7%	17.5%		18.4%	18.2%
Other (3)	9.6%	8.8%		9.6%	9.0%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Details and Turnstone brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate expenses include unallocated portions of shared services functions such as information technology, human resources, finance, executive, corporate facilities, legal and research.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q2 2015 vs. Q2 2014
	Steelcase Inc.	Americas	EMEA	Other category

Q2 2014 revenue	$ 757.6	$ 558.7	$ 132.4	$ 66.5
Currency translation effects*	3.3	(1.6)	4.8	0.1
Q2 2014 revenue, adjusted	760.9	557.1	137.2	66.6

Q2 2015 revenue, reported	786.7	580.3	131.1	75.3
Organic growth (decline) $	$ 25.8	$ 23.2	$ (6.1)	$ 8.7
Organic growth (decline) %	3%	4%	(4)%	13%

* Currency translation effects represent the estimated net effect of translating Q2 2014 foreign currency revenues using the average exchange rates during Q2 2015.

PROJECTED ORGANIC REVENUE GROWTH
Q3 2015 vs. Q3 2014
	Steelcase Inc.

Q3 2014 revenue	$ 784.8
Currency translation effects*	(4.4)
Q3 2014 revenue, adjusted	780.4

Q3 2015 revenue, projected	810 - 835
Organic growth $	$ 30 - 55
Organic growth %	4% - 7%

* Currency translation effects represent the estimated net effect of translating Q3 2014 foreign currency revenues using the exchange rate at the end of Q2 2015.

ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	August 29,	August 23,
	2014	2013

Diluted earnings per share	$ 0.24	$ 0.22
Restructuring costs per share, net of tax	0.03	0.02
Diluted earnings per share, adjusted	$ 0.27	$ 0.24

PROJECTED ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	November 28,
	2014	November 22,
	(projected)	2013

Diluted earnings per share	$ 0.20 - 0.24	$ 0.18
Restructuring costs per share, net of tax	0.04	0.01
Diluted earnings per share, adjusted	$ 0.24 - 0.28	$ 0.19

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 29,		August 23,		August 29,		August 23,
	2014		2013		2014		2013
Revenue	$ 786.7	100.0%	$ 757.6	100.0%	$ 1,509.8	100.0%	$ 1,424.7	100.0%
Cost of sales	536.1	68.1	513.4	67.8	1,040.6	68.9	970.6	68.1
Restructuring costs (benefits)	6.2	0.8	(0.1)	—	(4.3)	(0.3)	0.1	—
Gross profit	244.4	31.1	244.3	32.2	473.5	31.4	454.0	31.9
Operating expenses	191.4	24.4	188.9	24.9	383.3	25.4	374.0	26.3
Restructuring costs	0.2	—	3.4	0.4	1	0.1	7.6	0.5
Operating income	$ 52.8	6.7%	$ 52.0	6.9%	$ 89.2	5.9%	$ 72.4	5.1%
Interest expense	(4.4)	(0.6)	(4.5)	(0.6)	(8.8)	(0.6)	(8.9)	(0.6)
Investment income (expense)	0.5	0.1	(1.8)	(0.2)	0.9	0.1	(1.2)	(0.1)
Other income, net	3.2	0.4	0.6	—	6.7	0.4	1.8	0.1
Income before income tax expense	52.1	6.6	46.3	6.1	88.0	5.8	64.1	4.5
Income tax expense	21.6	2.7	18.7	2.5	36.5	2.4	23.3	1.6
Net income	$ 30.5	3.9%	$ 27.6	3.6%	$ 51.5	3.4%	$ 40.8	2.9%

Operating income	$ 52.8	6.7%	$ 52.0	6.9%	$ 89.2	5.9%	$ 72.4	5.1%
Add: restructuring costs (benefits)	6.4	0.8	3.3	0.4	(3.3)	(0.2)	7.7	0.5
Adjusted operating income	$ 59.2	7.5%	$ 55.3	7.3%	$ 85.9	5.7%	$ 80.1	5.6%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 29,		August 23,		August 29,		August 23,
	2014		2013		2014		2013
Revenue	$ 580.3	100.0%	$ 558.7	100.0%	$ 1,086.6	100.0%	$ 1,037.5	100.0%
Cost of sales	380.7	65.6	366.6	65.6	726.6	66.9	690.1	66.5
Restructuring costs (benefits)	0.7	0.1	(0.1)	—	(10.9)	(1.0)	0.1	—
Gross profit	198.9	34.3	192.2	34.4	370.9	34.1	347.3	33.5
Operating expenses	118.8	20.5	113.8	20.4	237.6	21.8	229.2	22.1
Restructuring costs	—	—	0.1	—	—	—	1.1	0.1
Operating income	$ 80.1	13.8%	$ 78.3	14.0%	$ 133.3	12.3%	$ 117.0	11.3%
Add: restructuring costs (benefits)	0.7	0.1	—	—	(10.9)	(1.0)	1.2	0.1
Adjusted operating income	$ 80.8	13.9%	$ 78.3	14.0%	$ 122.4	11.3%	$ 118.2	11.4%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 29,		August 23,		August 29,		August 23,
	2014		2013		2014		2013
Revenue	$ 131.1	100.0%	$ 132.4	100.0%	$ 278.7	100.0%	$ 259.1	100.0%
Cost of sales	105.3	80.3	101.9	77.0	217.0	77.9	195.9	75.6
Restructuring costs	5.5	4.2	—	—	6.6	2.3	—	—
Gross profit	20.3	15.5	30.5	23.0	55.1	19.8	63.2	24.4
Operating expenses	41.8	31.9	42.3	31.9	83.5	29.9	82.1	31.7
Restructuring costs	0.2	0.2	3.3	2.5	1.0	0.4	6.5	2.5
Operating loss	$ (21.7)	(16.6)%	$ (15.1)	(11.4)%	$ (29.4)	(10.5)%	$ (25.4)	(9.8)%
Add: restructuring costs	5.7	4.4	3.3	2.5	7.6	2.7	6.5	2.5
Adjusted operating loss	$ (16.0)	(12.2)%	$ (11.8)	(8.9)%	$ (21.8)	(7.8)%	$ (18.9)	(7.3)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 29,		August 23,		August 29,		August 23,
	2014		2013		2014		2013
Revenue	$ 75.3	100.0%	$ 66.5	100.0%	$ 144.5	100.0%	$ 128.1	100.0%
Cost of sales	50.1	66.5	44.9	67.5	97.0	67.1	84.6	66.1
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	25.2	33.5	21.6	32.5	47.5	32.9	43.5	33.9
Operating expenses	21.8	29.0	20.5	30.9	44.1	30.5	40.5	31.6
Restructuring costs	—	—	—	—	—	—	—	—
Operating income	$ 3.4	4.5%	$ 1.1	1.6%	$ 3.4	2.4%	$ 3.0	2.3%
Add: restructuring costs	—	—		—	—	—	—	—
Adjusted operating income	$ 3.4	4.5%	$ 1.1	1.6%	$ 3.4	2.4%	$ 3.0	2.3%

Corporate
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 29,		August 23,		August 29,		August 23,
	2014		2013		2014		2013
Operating loss	$ (9.0)		$ (12.3)		$ (18.1)		$ (22.2)
Add: restructuring costs	—		—		—		—
Adjusted operating loss	$ (9.0)		$ (12.3)		$ (18.1)		$ (22.2)

Webcast

Steelcase will discuss second quarter results and business outlook on a conference call and webcast at 10:00 a.m. Eastern time tomorrow. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company's website shortly after this press release is issued.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures;  (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits) and goodwill and intangible asset impairment charges; and (3) adjusted earnings (loss) per share, which represents earnings (loss) per share, excluding restructuring costs (benefits) and goodwill and intangible asset impairment charges, net of tax. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, Details®, PolyVision® and Turnstone®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2014 revenue of $3.0 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 29, 2014	August 23, 2013	August 29, 2014	August 23, 2013
Revenue	$ 786.7	$ 757.6	$ 1,509.8	$ 1,424.7
Cost of sales	536.1	513.4	1,040.6	970.6
Restructuring costs (benefits)	6.2	(0.1)	(4.3)	0.1
Gross profit	244.4	244.3	473.5	454.0
Operating expenses	191.4	188.9	383.3	374.0
Restructuring costs	0.2	3.4	1.0	7.6
Operating income	52.8	52.0	89.2	72.4
Interest expense	(4.4)	(4.5)	(8.8)	(8.9)
Investment income (expense)	0.5	(1.8)	0.9	(1.2)
Other income, net	3.2	0.6	6.7	1.8
Income before income tax expense	52.1	46.3	88.0	64.1
Income tax expense	21.6	18.7	36.5	23.3
Net income	$ 30.5	$ 27.6	$ 51.5	$ 40.8

Earnings per share:
Basic	$ 0.24	$ 0.22	$ 0.41	$ 0.32
Diluted	$ 0.24	$ 0.22	$ 0.41	$ 0.32
Weighted average shares outstanding - basic	124.8	125.9	125.0	126.2
Weighted average shares outstanding - diluted	126.0	127.8	126.3	128.1
Dividends declared and paid per common share	$ 0.105	$ 0.10	$ 0.21	$ 0.20

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share data)

	August 29, 2014	February 28, 2014
ASSETS
Current assets:
Cash and cash equivalents	$ 155.7	$ 201.8
Short-term investments	74.1	119.5
Accounts receivable, net	346.8	306.8
Inventories	182.5	151.5
Deferred income taxes	38.0	56.0
Prepaid expenses	21.7	19.3
Other current assets	34.0	35.0
Total current assets	852.8	889.9

Property, plant and equipment, net	388.7	377.0
Company-owned life insurance ("COLI")	156.8	154.3
Deferred income taxes	84.9	85.1
Goodwill	108.3	108.1
Other intangible assets, net	15.7	16.6
Investments in unconsolidated affiliates	55.0	53.0
Other assets	40.6	42.7
Total assets	$ 1,702.8	$ 1,726.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 243.2	$ 212.5
Short-term borrowings and current portion of long-term debt	2.6	2.6
Accrued expenses:
Employee compensation	109.7	152.8
Employee benefit plan obligations	22.5	26.1
Customer deposits	22.4	16.0
Product warranties	20.4	17.5
Other	109.1	110.7
Total current liabilities	529.9	538.2

Long-term liabilities:
Long-term debt less current maturities	283.2	284.4
Employee benefit plan obligations	148.4	151.1
Other long-term liabilities	65.0	75.9
Total long-term liabilities	496.6	511.4
Total liabilities	1,026.5	1,049.6

Shareholders' equity:
Common stock	—	—
Additional paid-in capital	—	—
Accumulated other comprehensive income (loss)	(3.4)	0.8
Retained earnings	679.7	676.3
Total shareholders' equity	676.3	677.1
Total liabilities and shareholders' equity	$ 1,702.8	$ 1,726.7

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Six Months Ended
	August 29, 2014	August 23, 2013
OPERATING ACTIVITIES
Net income	$ 51.5	$ 40.8
Depreciation and amortization	29.3	28.9
Deferred income taxes	18.1	0.1
Restructuring costs (benefits)	(3.3)	7.7
Non-cash stock compensation	12.6	12.5
Equity in income of unconsolidated affiliates	(7.4)	(4.5)
Dividends received from unconsolidated affiliates	5.4	3.2
Other	(3.7)	0.2
Changes in operating assets and liabilities:
Accounts receivable	(43.2)	(43.8)
Inventories	(32.5)	(17.6)
Other assets	(14.9)	(11.1)
Accounts payable	32.2	28.6
Employee compensation liabilities	(54.5)	(31.3)
Employee benefit obligations	(9.4)	(12.2)
Accrued expenses and other liabilities	3.6	15.6
Net cash provided by (used in) operating activities	(16.2)	17.1

INVESTING ACTIVITIES
Capital expenditures	(44.3)	(36.4)
Proceeds from disposal of fixed assets	19.1	1.6
Purchases of investments	(58.6)	(17.8)
Liquidations of investments	105.1	74.5
Other	11.0	(1.5)
Net cash provided by investing activities	32.3	20.4

FINANCING ACTIVITIES
Dividends paid	(26.6)	(25.1)
Common stock repurchases	(34.3)	(31.8)
Excess tax benefit from vesting of stock awards	0.2	(1.0)
Repayments of long-term debt	(1.2)	(1.2)
Repayments of lines of credit	—	(0.1)
Net cash used in financing activities	(61.9)	(59.2)

Effect of exchange rate changes on cash and cash equivalents	(0.3)	(0.9)

Net decrease in cash and cash equivalents	(46.1)	(22.6)
Cash and cash equivalents, beginning of period	201.8	150.4
Cash and cash equivalents, end of period	$ 155.7	$ 127.8
CONTACT: Investor Contact:
         Raj Mehan
         Investor Relations
         (616) 246-4251

         Media Contact:
         Laura VanSlyke
         Corporate Communications
         (616) 262-3091